Exhibit 99.1

8400 E. Crescent Parkway, Suite 600 Greenwood Village, Colorado 80111 (303) 784-5350 www.gatossilver.com

GATOS SILVER REPORTS RECORD PRODUCTION PERFORMANCE DURING FOURTH QUARTER 2021

Denver, CO — January 10, 2022 — Gatos Silver, Inc. (NYSE/TSX: GATO) (“Gatos Silver” or the “Company”) is very pleased to report record silver production and plant throughput from the 70%-owned Cerro Los Gatos (“CLG”) mine during the fourth quarter of 2021 (”Q4”).

2021 and Q4 Operating Performance

Silver production in Q4 was 2.3 million ounces and increased 35% compared to the third quarter 2021 (“Q3”), due primarily to higher mined silver ore grades as well as higher throughput and recoveries. Lead and zinc production in Q4 were slightly below Q3 levels, due to lower mined lead and zinc ore grades. CLG’s 2021 silver production of 7.6 million ounces exceeded the Company’s guidance of 7.4 million ounces.   Zinc and lead production of 50 million and 40 million pounds, respectively, were both consistent with the Company’s 2021 guidance range.

CLG achieved record throughput in Q4 totaling 241,397 tonnes, exceeding Q3 throughput by 3.1%.  For 2021, 909,586 tonnes were processed, a 36% increase compared to 2020, which included a 45-day pandemic-related temporary suspension of plant operations.

CLG achieved record silver recovery during Q4, with recoveries for silver, lead and zinc continuing to exceed design rates.

Due to record 2021 production, and elimination of debt service requirements by the  early retirement of the Los Gatos Joint Venture (“LGJV”) Working Capital Facility and Term Loan during 2021, the LGJV had over $20 million of cash at December 31, 2021.

CLG comparative production highlights are summarized below:

CLG Production (100% Basis)	Q4 2021	Q3 2021	Q2 2021	Q1 2021	FY 2021	FY 2020
Tonnes milled (dmt - reconciled)	241,397	234,054	230,656	203,479	909,586	667,422
Tonnes milled per day (dmt)	2,624	2,544	2,535	2,261	2,492	1,829
Average Grades
Silver grade (g/t)	331	256	322	261	295	229
Gold grade (g/t)	0.30	0.30	0.35	0.32	0.32	0.42
Lead grade (%)	2.18	2.35	2.51	2.00	2.27	2.27
Zinc grade (%)	3.90	4.10	4.41	3.24	3.94	3.64
Contained Metal
Silver ounces (millions)	2.3	1.7	2.1	1.5	7.6	4.2
Gold ounces - in lead conc. (thousands)	1.3	1.3	1.5	1.1	5.2	4.9
Lead pounds - in lead conc. (millions)	10.2	10.8	11.2	7.6	39.8	27.4
Zinc pounds - in zinc conc. (millions)	12.9	13.5	14.5	8.7	49.6	34.2
Recoveries (combined lead and zinc conc.)
Silver	90%	89%	89%	85%	86%	84%
Gold	63%	63%	63%	60%	61%	62%
Lead	91%	91%	90%	87%	86%	87%
Zinc	73%	74%	75%	71%	73%	73%

Stephen Orr, Chief Executive Officer, stated “CLG’s record performance in Q4 reflects the progressive enhancements to processing and mining productivity throughout 2021.  Improvement initiatives included continual refinements to the mining cycle which allowed the mine to increase daily production to more than 2,600 tonnes per day by year-end.  Additional infrastructure additions completed during 2021, such as the Central Zone refrigeration plant and improved water management facilities, will help ensure these production improvements are sustainable and facilitate access to higher grade ore zones.  Commissioning of real-time monitoring and reagent addition in the process plant’s flotation circuits improved recoveries for silver, zinc, lead and gold.  All these improvements had a compounding effect that contributed to the outstanding Q4 performance. The CLG operation is now positioned for further production improvement initiatives and cost reduction in 2022.”

Financial Results Webcast and Conference Call

Gatos Silver will host a webcast and conference call to discuss its Q4 and year-end 2021 financial results on March 9, 2022 at 12:00 p.m. Eastern Time.

Conference Call Details:

To register for this conference call, please use this link: https://conferencingportals.com/event/MuUvMpua.

After registering, a confirmation will be sent through email, including dial-in details and unique conference call codes for entry. Registration is open through the live call. To ensure you are connected for the full call we suggest registering a day in advance or at minimum 10 minutes before the start of the call.

Webcast Details:

Title:  Gatos Silver Q4 and Year-End 2021 Earnings Call

URL: https://event.on24.com/wcc/r/3574249/E273A80020E47F5F6A75255BF6189BCC

A replay of the webcast will be available following the conference call on the Company’s website, www.gatossilver.com.

About Gatos Silver

Gatos Silver is a silver dominant exploration, development and production company that discovered a new silver and zinc-rich mineral district in southern Chihuahua State, Mexico.  To-date, 14 zones of mineralization have been defined within the district and all are characterized by silver-zinc-lead epithermal mineralization. More than 85% of the approximately 103,087-hectare mineral rights package has yet to be drilled, representing a highly prospective and underexplored district.  As a 70% owner of the LGJV, the Company recently built and commissioned its first operating mine and mineral processing plant at the LGJV’s CLG deposit.

Forward-Looking Statements

This press release contains statements that constitute “forward looking information” and “forward-looking statements” within the meaning of U.S. and Canadian securities laws. All statements other than statements of historical facts contained in this press release, including statements regarding the expected average annual production are forward-looking statements. Forward-looking statements are based on management’s beliefs and assumptions and on information currently available to management. Such statements are subject to risks and uncertainties, and actual results may differ materially from those expressed or implied in the forward-looking statements due to various factors described in our filings with the U.S. Securities and Exchange Commission and Canadian securities commissions. Certain forward-looking statements are based on assumptions, qualifications and procedures which are set out only in the technical report entitled “Los Gatos Project, Chihuahua, Mexico,” dated July, 2020 with an effective date of July 1, 2020 (the “Los Gatos Technical Report”) filed with the U.S. Securities and Exchange Commission and Canadian securities commissions. Scientific and technical disclosures in this press release were approved by Philip Pyle, Vice President of Exploration and Chief Geologist of Gatos Silver who is a “Qualified Person,” as defined in NI 43-101 Standards of Disclosure for Mineral Projects of the Canadian Securities Administrators. For a complete description of assumptions, qualifications and procedures associated with such information, reference should be made to the full text of the Los Gatos Technical Report. Gatos Silver expressly disclaims any obligation or undertaking to update the forward-looking statements contained in this press release to reflect any change in its expectations or any change in events, conditions, or circumstances on which such statements are based unless required to do so by applicable law. No assurance can be given that such future results will be achieved. Forward-looking statements speak only as of the date of this press release.

Investors and Media Contact

Adam Dubas
Chief Administrative Officer
investors@gatossilver.com
(303) 784-5350